As filed with the Securities and Exchange Commission on June 29, 2015

Registration File No. 333-02567
Registration File No. 333-44119
Registration File No. 333-86616
Registration File No. 333-141470
Registration File No. 333-146393

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-02567
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-44119
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-86616
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-141470
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-146393

UNDER
THE SECURITIES ACT OF 1933
_______________

Cover-All Technologies Inc.
(Exact name of Registrant as specified in its charter)
_______________

Delaware	13-2698053
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
_______________

412 Mt. Kemble Avenue
Suite 110C
Morristown, New Jersey 07960
(973) 461-5200
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
________________

Manish D. Shah
Chief Executive Officer
412 Mt. Kemble Avenue
Suite 110C
Morristown, New Jersey 07960
(973) 461-5200

(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______________

Copies to:
David E. Weiss, Esq.
Epstein Becker & Green, P.C.
250 Park Avenue
New York, New York 10177
(212) 351-4500
_______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following registration statements of Cover-All Technologies Inc., a Delaware corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”):

1.	Registration Statement No. 333-02567, pertaining to the registration of up to 900,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), under the Warner Insurance Services, Inc. 1995 Employee Stock Option Plan and 1994 Stock Option Plan for Independent Directors, as previously filed under the Company’s former name, Warner Insurance Services, Inc. with the U.S. Securities and Exchange Commission (the “Commission”) on April 17, 1996;

2.	Registration Statement No. 333-44119, pertaining to the registration of up to 1,400,000 shares of Common Stock, under the Company’s 1995 Employee Stock Option Plan (the “1995 Plan”), as previously filed with the Commission on January 12, 1998;

3.	Registration Statement No. 333-86616, pertaining to the registration of up to 3,000,000 shares of Common Stock, under the 1995 Plan, as amended, as previously filed with the Commission on April 19, 2002;

4.	Registration Statement No. 333-141470, pertaining to the registration of up to 5,000,000 shares of Common Stock, under the Company’s Amended and Restated 2005 Stock Incentive Plan, as previously filed with the Commission on March 21, 2007; and

5.	Registration Statement No. 333-146393, pertaining to the registration of up to 1,000,000 shares of Common Stock, under the Company’s 2007 Employee Stock Purchase Plan, as previously filed with the Commission on September 28, 2007.

The Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Majesco, a California corporation (“Majesco”), dated December 14, 2014, as amended on February 18, 2015. On June 26, 2015, the Company merged with and into Majesco, pursuant to the Merger Agreement, with the Company’s separate corporate existence ceasing and Majesco continuing as the surviving entity (the “Merger”).

As a result of the completion of the Merger and the other transactions contemplated in the Merger Agreement, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities which had been registered and which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold, if any, as of the effective time of the Merger. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morristown, State of New Jersey, on this 29th day of June, 2015.

COVER-ALL TECHNOLOGIES INC.

By:	/s/ Manish D. Shah
Manish D. Shah
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Manish D. Shah	President and Chief Executive Officer	June 29, 2015
Manish D. Shah	(Principal Executive Officer)

/s/ Ann F. Massey	Chief Financial Officer, Controller and	June 29, 2015
Ann F. Massey	Secretary (Principal Financial and
Accounting Officer)

/s/ Earl Gallegos	Director, Chairman of the Board of	June 29, 2015
Earl Gallegos	Directors

/s/ Russell Cleveland	Director	June 29, 2015
Russell Cleveland

/s/ Steve Isaac	Director	June 29, 2015
Steve Isaac

/s/ Stephen M. Mulready	Director	June 29, 2015
Stephen M. Mulready